UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Amendment No. 24

to

SCHEDULE TO

(RULE 14d-100)

Tender Offer Statement Pursuant to Section 14(d)(1) or 13(e)(1) of

the Securities Exchange Act of 1934

PEOPLESOFT, INC.

(Name of Subject Company)

PEPPER ACQUISITION CORP.

ORACLE CORPORATION

(Names of Filing Persons—Offeror)

COMMON STOCK, PAR VALUE $0.01 PER SHARE

(Title of Class of Securities)

712713106

(Cusip Number of Class of Securities)

Daniel Cooperman

Senior Vice President, General Counsel and Secretary

Oracle Corporation

500 Oracle Parkway

Redwood City, California 94065

Telephone: (650) 506-7000

(Name, Address and Telephone Number of Person Authorized to Receive Notices

and Communications on Behalf of Filing Persons)

Copies to:

William M. Kelly

Davis Polk & Wardwell

1600 El Camino Real

Menlo Park, California 94025

Telephone: (650) 752-2000

CALCULATION OF FILING FEE

Transaction Valuation*	Amount of Filing Fee**

$7,250,846,650	$586,593

*	Estimated for purposes of calculating the amount of filing fee only. Transaction value derived by multiplying 371,838,290 (the sum of the number of shares of common stock of the subject company outstanding as of July 10, 2003, plus 0.43 multiplied by the number of shares of common stock of J.D. Edwards & Company outstanding as of July 10, 2003 (each according to the Prospectus filed with the Securities and Exchange Commission by the subject company pursuant to Rule 424(b)(3) under the Securities Act of 1933 on June 11, 2003) by $19.50 (the purchase price per share offered by Offeror).
**	The amount of the filing fee, calculated in accordance with Rule 0-11 of the Securities and Exchange Act of 1934, as amended, and Fee Advisory #11 for Fiscal Year 2003 issued by the Securities and Exchange Commission on February 21, 2003, equals 0.00008090% of the transaction valuation.
☒	Check box if any part of the fee is offset as provided by Rule 0-11(a)(2) and identify the filing with which the offsetting fee was previously paid. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.
Amount Previously Paid:	$87,131	Filing Party:	Oracle Corporation
Form or Registration No.:	SC TO-T/A	Date Filed:	July 24, 2003

Amount Previously Paid:	$89,647	Filing Party:	Oracle Corporation
Form or Registration No.:	SC TO-T/A	Date Filed:	June 18, 2003

Amount Previously Paid:	$409,815	Filing Party:	Oracle Corporation
Form or Registration No.:	SC TO-T	Date Filed:	June 9, 2003
☐	Check the box if the filing relates solely to preliminary communications made before the commencement of a tender offer.

Check the appropriate boxes below to designate any transactions to which the statement relates:

☒	third-party tender offer subject to Rule 14d-1.
☐	issuer tender offer subject to Rule 13e-4.
☐	going-private transaction subject to Rule 13e-3.
☐	amendment to Schedule 13D under Rule 13d-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer.  ☐

Items 1 through 9, and Item 11.

This Amendment No. 24 to Tender Offer Statement on Schedule TO amends and supplements the statement originally filed on June 9, 2002, as amended, by Oracle Corporation, a Delaware corporation (“Parent”), and Pepper Acquisition Corp. (the “Purchaser”), a Delaware corporation and a wholly owned subsidiary of Parent. This Schedule TO relates to the offer by the Purchaser to purchase all outstanding shares of common stock, par value $0.01 per share, and the associated preferred stock purchase rights (together, the “Shares”), of PeopleSoft, Inc., a Delaware corporation (the “Company”), at $19.50 per Share, net to the seller in cash, without interest, upon the terms and subject to the conditions set forth in the Amended and Restated Offer to Purchase, dated July 24, 2003, as amended (the “Amended and Restated Offer to Purchase”), and in the related Amended and Restated Letter of Transmittal (which, together with any amendments or supplements thereto, collectively constitute the “Offer”). The information set forth in the Amended and Restated Offer to Purchase and the related Amended and Restated Letter of Transmittal is incorporated herein by reference with respect to Items 1 through 9 and 11 of this Schedule TO.

Item 10.    Financial Statements.

Not applicable.

Item 12.    Exhibits.

(a)(1)(i)	Offer to Purchase dated June 9, 2003.*

(a)(1)(ii)	Form of Letter of Transmittal.*

(a)(1)(iii)	Form of Notice of Guaranteed Delivery.*

(a)(1)(iv)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(1)(v)	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(1)(vi)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

(a)(1)(vii)	Form of summary advertisement dated June 9, 2003.*

(a)(1)(viii)	Amended and Restated Offer to Purchase dated July 24, 2003.*

(a)(1)(ix)	Form of Amended and Restated Letter of Transmittal.*

(a)(1)(x)	Form of Amended and Restated Notice of Guaranteed Delivery.*

(a)(5)(i)	Text of press release issued by Parent, dated June 6, 2003.*

(a)(5)(ii)	Text of press release issued by Parent, dated June 9, 2003.*

(a)(5)(iii)	Text of information on Parent’s website, posted June 10, 2003.*

(a)(5)(iv)	Text of press release issued by Parent, dated June 10, 2003.*

(a)(5)(v)	Slide presentation by Parent, dated June 13, 2003.*

(a)(5)(vi)	Text of press release issued by Parent, dated June 13, 2003.*

(a)(5)(vii)	Complaint and Jury Demand filed in the District Court for the City and County of Denver, Colorado on June 12, 2003.*

(a)(5)(viii)	Complaint filed in the Superior Court of the State of California, County of San Mateo on June 12, 2003.*

(a)(5)(ix)	Advertisement placed by Parent on June 16, 2003.*

(a)(5)(x)	Text of press release issued by Parent, dated June 16, 2003.*

(a)(5)(xi)	Complaint filed in the Superior Court of the State of California, County of Alameda on June 13, 2003.*

(a)(5)(xii)	Advertisement placed by Parent on June 16, 2003.*

(a)(5)(xiii)	Text of press release issued by Parent, dated June 16, 2003.*

(a)(5)(xiv)	Text of information on Parent’s website, posted June 16, 2003.*

(a)(5)(xv)	Text of press release issued by Parent, dated June 18, 2003.*

(a)(5)(xvi)	Complaint filed in the Court of Chancery of the State of Delaware, New Castle County, on June 18, 2003.*

(a)(5)(xvii)	Transcript of Conference Call held by Parent on June 18, 2003.*

(a)(5)(xviii)	Investor presentation by Parent, dated June 18, 2003.*

(a)(5)(xix)	Complaint filed in the United States District Court for the District of Connecticut on June 18, 2003.*

(a)(5)(xx)	Advertisement placed by Parent on June 19, 2003.*

(a)(5)(xxi)	Email statement to press issued by Parent, dated June 18, 2003.*

(a)(5)(xxii)	Text of press release issued by Parent, dated June 20, 2003.*

(a)(5)(xxiii)	Advertisement placed by Parent on June 23, 2003.*

(a)(5)(xxiv)	Text of press release issued by Parent, dated June 24, 2003.*

(a)(5)(xxv)	Advertisement placed by Parent on June 27, 2003.*

(a)(5)(xxvi)	Text of email message to Parent employees dated June 26, 2003.*

(a)(5)(xxvii)	Email statement to press issued by Parent, dated June 29, 2003.*

(a)(5)(xxviii)	Text of press release issued by Parent, dated June 30, 2003.*

(a)(5)(xxix)	Text of information on Parent’s website, posted June 30, 2003.*

(a)(5)(xxx)	Letter to PeopleSoft customers, dated June 30, 2003.*

(a)(5)(xxxi)	Case study dated June 30, 2003.*

(a)(5)(xxxii)	Information regarding Parent customer support dated June 30, 2003.*

(a)(5)(xxxiii)	Text of press release issued by Parent, dated June 30, 2003.*

(a)(5)(xxxiv)	Text of press release issued by Parent, dated July 1, 2003.*

(a)(5)(xxxv)	Text of press release issued by Parent, dated July 2, 2003.*

(a)(5)(xxxvi)	Text of press release issued by Parent, dated July 3, 2003.*

(a)(5)(xxxvii)	Amended text of information on Parent’s internal website, posted July 9, 2003.*

(a)(5)(xxxviii)	Text of material prepared for presentation to analysts, dated July 9, 2003.*

(a)(5)(xxxix)	Transcript of portion of webcast presentation to analysts pertaining to the tender offer, dated July 9, 2003.*

(a)(5)(xxxx)	Text of e-mail message to PeopleSoft User Group, dated July 10, 2003.*

(a)(5)(xxxxi)	Advertisement placed by Parent on July 11, 2003.*

(a)(5)(xxxxii)	Text of press release issued by Parent, dated July 14, 2003.*

(a)(5)(xxxxiii)	Text of letter to partners, sent July 14, 2003.*

(a)(5)(xxxxiv)	Questions and answers for PeopleSoft customers, dated July 14, 2003.*

(a)(5)(xxxxv)	Text of press release issued by Parent, dated July 15, 2003.*

(a)(5)(xxxxvi)	Advertisement placed by Parent on July 15, 2003.*

(a)(5)(xxxxvii)	Transcript of “town hall” presentation to PeopleSoft customers, dated July 17, 2003.*

(a)(5)(xxxxviii)	Advertisement placed by Parent on July 2, 2003.*

(a)(5)(il)	Advertisement placed by Parent on June 30, 2003.*

(a)(5)(l)	Text of press release issued by Parent, dated July 17, 2003.*

(a)(5)(li)	Transcript of “Oracle Beat” presentation to Parent employees, dated July 17, 2003.*

(a)(5)(lii)	Text of Press Release issued by Parent, dated July 24, 2003.*

(a)(5)(liii)	Text of press release issued by Parent, dated August 8, 2003.*

(a)(5)(liv)	Transcript of portion of webcast comments pertaining to the tender offer, from CIBC World Markets Enterprise Software Conference on August 6, 2003.

(a)(5)(lv)	Transcript of portion of webcast Q&A session pertaining to the tender offer, from CIBC World Markets Enterprise Software Conference on August 6, 2003.

(a)(5)(lvi)	Text of portion of slide presentation pertaining to the tender offer, prepared for CIBC World Markets Enterprise Software Conference on August 6, 2003.

(b)(1)	Commitment letter described in Section 9, “Source and Amount of Funds” of the Offer to Purchase (the “Commitment Letter”).*

(b)(2)	Side Letter to the Commitment Letter.*

(c)	Not applicable.

(d)	Not applicable.

(e)	Not applicable.

(f)	Not applicable.

(g)	Not applicable.

(h)	Not applicable.

*	Previously filed

SIGNATURE

After due inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated:  August 12, 2003

ORACLE CORPORATION
By:	/s/ SAFRA CATZ
	Name:	Safra Catz
	Title:	Executive Vice President

PEPPER ACQUISITION CORP.

By:	/s/ SAFRA CATZ
	Name:	Safra Catz
	Title:	President

EXHIBIT INDEX

Index No.

(a)(1)(i)	Offer to Purchase dated June 9, 2003.*

(a)(1)(ii)	Form of Letter of Transmittal.*

(a)(1)(iii)	Form of Notice of Guaranteed Delivery.*

(a)(1)(iv)	Form of Letter to Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(1)(v)	Form of Letter to Clients for use by Brokers, Dealers, Commercial Banks, Trust Companies and Other Nominees.*

(a)(1)(vi)	Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9.*

(a)(1)(vii)	Form of summary advertisement dated June 9, 2003.*

(a)(1)(viii)	Amended and Restated Offer to Purchase dated July 24, 2003.*

(a)(1)(ix)	Form of Amended and Restated Letter of Transmittal.*

(a)(1)(x)	Form of Amended and Restated Notice of Guaranteed Delivery.*

(a)(5)(i)	Text of press release issued by Parent, dated June 6, 2003.*

(a)(5)(ii)	Text of press release issued by Parent, dated June 9, 2003.*

(a)(5)(iii)	Text of information on Parent’s website, posted June 10, 2003.*

(a)(5)(iv)	Text of press release issued by Parent, dated June 10, 2003.*

(a)(5)(v)	Slide presentation by Parent, dated June 13, 2003.*

(a)(5)(vi)	Text of press release issued by Parent, dated June 13, 2003.*

(a)(5)(vii)	Complaint and Jury Demand filed in the District Court for the City and County of Denver, Colorado on June 12, 2003.*

(a)(5)(viii)	Complaint filed in the Superior Court of the State of California, County of San Mateo on June 12, 2003.*

(a)(5)(ix)	Advertisement placed by Parent on June 16, 2003.*

(a)(5)(x)	Text of press release issued by Parent, dated June 16, 2003.*

(a)(5)(xi)	Complaint filed in the Superior Court of the State of California, County of Alameda on June 13, 2003.*

(a)(5)(xii)	Advertisement placed by Parent on June 16, 2003.*

(a)(5)(xiii)	Text of press release issued by Parent, dated June 16, 2003.*

(a)(5)(xiv)	Text of information on Parent’s website, posted June 16, 2003.*

(a)(5)(xv)	Text of press release issued by Parent, dated June 18, 2003.*

(a)(5)(xvi)	Complaint filed in the Court of Chancery of the State of Delaware, New Castle County, on June 18, 2003.*

(a)(5)(xvii)	Transcript of Conference Call held by Parent on June 18, 2003.*

(a)(5)(xviii)	Investor presentation by Parent, dated June 18, 2003.*

(a)(5)(xix)	Complaint filed in the United States District Court for the District of Connecticut on June 18, 2003.*

(a)(5)(xx)	Advertisement placed by Parent on June 19, 2003.*

(a)(5)(xxi)	Email statement to press issued by Parent, dated June 18, 2003.*

(a)(5)(xxii)	Text of press release issued by Parent, dated June 20, 2003.*

(a)(5)(xxiii)	Advertisement placed by Parent on June 23, 2003.*

(a)(5)(xxiv)	Text of press release issued by Parent, dated June 24, 2003.*

(a)(5)(xxv)	Advertisement placed by Parent on June 27, 2003.*

(a)(5)(xxvi)	Text of email message to Parent employees dated June 26, 2003.*

(a)(5)(xxvii)	Email statement to press issued by Parent, dated June 29, 2003.*

(a)(5)(xxviii)	Text of press release issued by Parent, dated June 30, 2003.*

Index No.

(a)(5)(xxix)	Text of information on Parent’s website, posted June 30, 2003.*

(a)(5)(xxx)	Letter to PeopleSoft customers, dated June 30, 2003.*

(a)(5)(xxxi)	Case study dated June 30, 2003.*

(a)(5)(xxxii)	Information regarding Parent customer support dated June 30, 2003.*

(a)(5)(xxxiii)	Text of press release issued by Parent, dated June 30, 2003.*

(a)(5)(xxxiv)	Text of press release issued by Parent, dated July 1, 2003.*

(a)(5)(xxxv)	Text of press release issued by Parent, dated July 2, 2003.*

(a)(5)(xxxvi)	Text of press release issued by Parent, dated July 3, 2003.*

(a)(5)(xxxvii)	Amended text of information on Parent’s internal website, posted July 9, 2003.*

(a)(5)(xxxviii)	Text of material prepared for presentation to analysts, dated July 9, 2003.*

(a)(5)(xxxix)	Transcript of portion of webcast presentation to analysts pertaining to the tender offer, dated July 9, 2003.*

(a)(5)(xxxx)	Text of e-mail message to PeopleSoft User Group, dated July 10, 2003.*

(a)(5)(xxxxi)	Advertisement placed by Parent on July 11, 2003.*

(a)(5)(xxxxii)	Text of press release issued by Parent, dated July 14, 2003.*

(a)(5)(xxxxiii)	Text of letter to partners, sent July 14, 2003.*

(a)(5)(xxxxiv)	Questions and answers for PeopleSoft customers, dated July 14, 2003.*

(a)(5)(xxxxv)	Text of press release issued by Parent, dated July 15, 2003.*

(a)(5)(xxxxvi)	Advertisement placed by Parent on July 15, 2003.*

(a)(5)(xxxxvii)	Transcript of “town hall” presentation to PeopleSoft customers, dated July 17, 2003.*

(a)(5)(xxxxviii)	Advertisement placed by Parent on July 2, 2003.*

(a)(5)(il)	Advertisement placed by Parent on June 30, 2003.*

(a)(5)(l)	Text of press release issued by Parent, dated July 17, 2003.*

(a)(5)(li)	Transcript of “Oracle Beat” presentation to Parent employees, dated July 17, 2003.*

(a)(5)(lii)	Text of Press Release issued by Parent, dated July 24, 2003.*

(a)(5)(liii)	Text of press release issued by Parent, dated August 8, 2003.*

(a)(5)(liv)	Transcript of portion of webcast comments pertaining to the tender offer, from CIBC World Markets Enterprise Software Conference on August 6, 2003.

(a)(5)(lv)	Transcript of portion of webcast Q&A session pertaining to the tender offer, from CIBC World Markets Enterprise Software Conference on August 6, 2003.

(a)(5)lvi)	Text of portion of slide presentation pertaining to the tender offer, prepared for CIBC World Markets Enterprise Software Conference on August 6, 2003.

(b)(1)	Commitment letter described in Section 9, “Source and Amount of Funds” of the Offer to Purchase.*

(b)(2)	Side Letter to the Commitment Letter.*

(c)	Not applicable.

(d)	Not applicable.

(e)	Not applicable.

(f)	Not applicable.

(g)	Not applicable.

(h)	Not applicable.

*	Previously filed